                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                        CORN PRODUCTS INTERNATIONAL, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                                         FOR THE                            FOR THE YEARS ENDED DECEMBER 31,
                                          THREE
(in millions)                             MONTHS          1999         1998         1997         1996         1995          1994
                                          ENDED
                                        MARCH 31,
                                          2000
                                       ------------    ---------    ---------     --------     -------     ----------    ----------
*Income before special charges,
income taxes and minority equity:            $32.4*      $127.0       $ 71.0       $ 20.0*     $ 37.0         $186.0*       $188.0*
Fixed charges                                 16.8         47.3         24.0         34.4        38.0           34.7          26.6
Capitalized interest                           1.9         (6.3)        (3.7)        (3.3)       (8.1)          (2.9)         (2.0)
                                       ------------    ---------    ---------     --------     -------     ----------    ----------
                                             $47.3       $168.0       $ 91.3       $ 51.1      $ 66.9         $217.8        $212.7
                                       ============    =========    =========     ========     =======     ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES
                                              2.81         3.55         3.81         1.49        1.76           6.27          7.98
                                       ============    =========    =========     ========     =======     ==========    ==========


FIXED CHARGES:
Interest expense on debt                     $16.4       $ 45.8       $ 22.5       $ 32.9      $ 37.0         $ 34.0        $ 26.0
Amortization of discount on debt                --           --           --           --          --             --            --
Interest portion of rental expense
      on operating leases                      0.4          1.5          1.5          1.5         1.0            0.7           0.6
                                       ------------    ---------    ---------     --------     -------     ----------    ----------
Total                                        $16.8       $ 47.3       $ 24.0       $ 34.4      $ 38.0         $ 34.7        $ 26.6
                                       ============    =========    =========     ========     =======     ==========    ==========


Income before income taxes and
minority equity                              $12.4       $127.0       $ 71.0       $(89.0)     $ 37.0         $223.0        $169.0
Special charges                               20.0          0.0          0.0        109.0         0.0          (37.0)         19.0
                                       ------------    ---------    ---------     --------     -------     ----------    ----------
Adj. Income                                  $32.4       $127.0       $ 71.0       $ 20.0      $ 37.0         $186.0        $188.0
                                       ============    =========    =========     ========     =======     ==========    ==========


* - Income before special charges, income taxes and minority equity does not include extraordinary charges, restructuring and spin-off costs











                                     10Q-16